Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

CALUMET FINANCE CORP.

FIRST: The name of the corporation is Calumet Finance Corp.

SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock of the par value of ($0.01) per share.

FIFTH: The name of the incorporator is John Krutz and his mailing address is 2780 Waterfront Pkwy. E. Drive, Suite 200, Indianapolis, Indiana 46214.

SIXTH: The name and mailing address of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Address
R. Patrick Murray, II	2780 Waterfront Pkwy E. Drive, Suite 200 Indianapolis, Indiana 46214

F. William Grube	2780 Waterfront Pkwy E. Drive, Suite 200 Indianapolis, Indiana 46214

The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws. Election of directors need not be by written ballot.

SEVENTH: In furtherance of and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the certificate of incorporation or any amendment thereof are subject to such right of the corporation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of August, 2007.

/s/ John Krutz
John Krutz
Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CALUMET FINANCE CORP.

Calumet Finance Corp (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That resolutions were duly adopted, by written consent in lieu of a meeting of the Board of Directors of the Company (the “Board”) in accordance with Section 3.10 of the Bylaws of the Company and Section 141(f) of the DGCL, setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable, recommending to the sole stockholder of the Company that it approve said amendment, and authorizing and empowering the officers of the Company to communicate such recommendation to, and to solicit a written consent in lieu of a meeting of the sole stockholder of the Company in accordance with Section 2.12 of the Bylaws of the Company and Section 228 of the DGCL on behalf of the Board from, the sole stockholder of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, following approval of the [a]mendment by the sole stockholder of the Company in accordance with the provisions of Section 242 of the DGCL, the Certificate of Incorporation of the Company be amended by deleting the Article thereof numbered “Eighth” in its entirety so that, as amended, the Certificate of Incorporation of the Company shall not contain said Article.

SECOND: That thereafter, pursuant to resolution of the Board, in lieu of a special meeting of the Stockholders of the Company, the sole stockholder of the Company approved said amendment by written consent in lieu of a special meeting of the stockholders of the Company in accordance with Article 11, Section 12 of the Bylaws of the Company and Section 228 of the DGCL.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 13th day of April, 2011.

CALUMET FINANCE CORP.

By:	/s/ R. Patrick Murray, II
Name:	R. Patrick Murray, II
Title:	Vice President, Chief Financial
Officer, Treasurer and Secretary